☒	PLEASE MARK VOTES AS IN THIS EXAMPLE
REVOCABLE PROXY
THE BANK OF RICHMOND N.A.

NOTICE OF
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 30, 2007
Notice is hereby given that a Special Meeting of Shareholders of The Bank of Richmond, N.A. will be held on Wednesday, May 30, 2007, at 10:00 a.m. at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia, for the following purposes:

Please be sure to sign and date	Date
this Proxy in the box below.

     Shareholder sign above                    Co-holder (if any) sign above

	For	Against	Abstain
Item 1, To approve the transaction that will result in The Bank of Richmond, N.A. being merged with and into Gateway Bank & Trust Co., the wholly owned subsidiary of Gateway Financial Holdings, Inc.	☐	☐	☐

Shareholders of record at the close of business on March 30, 2007, are entitled to notice of and to vote at the Special Meeting of Shareholders or any adjournment thereof.

By signing and returning this Proxy, you agree to waive notice by registered or certified mail of the Special Meeting of Shareholders.

▲ Detach above card, sign, date and mail in postage paid envelope provided. ▲
THE BANK OF RICHMOND N.A.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS THAT ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.